EXHIBIT 3.1

TEXT OF AMENDMENTS TO THE BY-LAWS, AS AMENDED AND RESTATED,
OF KULICKE AND SOFFA INDUSTRIES, INC.

ARTICLE V—OFFICERS

1. General. The officers of the Corporation shall be ~~a Chairman of the Board,~~ a President, a Secretary and a Treasurer, and may include one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may authorize from time to time.

5.  Chairman of the Board. The Chairman of the Board shall ~~be the chief executive officer~~ not be a current or former executive officer of the Corporation.~~,~~  He or the Vice Chairman, if any, shall preside at all meetings of the shareholders and directors~~; he shall have general and active management of the business of the Corporation~~, shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the chief executive officer, to any other officer or officers of the Corporation and shall perform such other duties as may from time to time be requested by the Board of Directors. ~~He shall have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation. He shall have the general powers and duties of supervision and management usually vested in the chief executive officer of a corporation~~.

6. The President. The President shall be the chief ~~operating~~ executive officer of the Corporation. He shall have ~~the general powers and duties of supervision and management usually vested in the chief operating officer of a corporation~~ general and active management of the business of the Corporation, subject, however, to the control of the Board of Directors, shall have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors, or by these By-laws, to some other officer or agent of the Corporation and he shall also have such authority and perform such duties as from time to time shall be prescribed by the Board or delegated to him by the Chairman of the Board.